Exhibit 10.2

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of February 15, 2024, is entered into by and among (i) HireRight Holdings Corporation, a Delaware corporation (the “Company”), (ii) Trident VII, L.P., a Cayman Islands exempted limited partnership, Trident VII Parallel Fund, L.P., a Cayman Islands exempted limited partnership, Trident VII DE Parallel Fund, L.P., a Delaware limited partnership, and Trident VII Professionals Fund, L.P., a Cayman Islands exempted limited partnership (collectively, the “Stockholders” and each, individually, a “Stockholder”), and (iii) Hearts Parent, LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Parent and (iii) Merger Sub, are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Common Stock, par value $0.01 per share, of the Company (as adjusted pursuant to Section 12, the “Common Stock”) set forth opposite the Stockholder’s name on Exhibit A hereto under the heading “Owned Shares”, being all of the shares of Common Stock owned of record or beneficially by the Stockholder as of the date hereof (as adjusted pursuant to Section 12, collectively, the “Owned Shares”);

WHEREAS, in connection with the Closing, the Stockholders will contribute and transfer all of the Owned Shares (the “Sponsor Shares”) to an entity that indirectly owns 100% of the equity interests of Parent (“Topco”) on the Closing Date and immediately prior to the Effective Time (the “Exchange Time”), in exchange for a number of newly issued equity interests of Topco (of the same class and series as the equity interests to be issued by General Atlantic Partners (Bermuda) HRG II, L.P., General Atlantic (HRG) Collections, L.P., GAPCO AIV Interholdco (GS), L.P., GA AIV-1 B Interholdco (GS), L.P. and GA AIV-1 A Interholdco (GS), L.P. (collectively, the “Other Sponsor Stockholders”) in connection with the Closing (such equity interests, together with the equity interests issued to the Stockholders, collectively, the “Sponsor Topco Shares”)), with an aggregate value (valued at the same per share price as the Sponsor Topco Shares issued to the Other Sponsor Stockholders) equal to the product of (x) the number of Sponsor Shares multiplied by (y) the Per Share Price (the “Exchange Shares”);

WHEREAS, it is intended that for U.S. federal (and applicable state and local) tax purposes, the contribution of Sponsor Shares to Topco (which will be treated as a domestic corporation for U.S. federal income tax purposes as of the Effective Time) in exchange for Exchange Shares, in conjunction with the Other Sponsor Stockholders’ contributions of equity in exchange for the Sponsor Topco Shares (the “Other Sponsor Stockholder Contributions”), shall be treated for U.S. federal, and applicable state and local, income tax purposes as an exchange of property for stock under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, as a condition to the willingness of the Company and Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company and Parent have required that the Stockholders, and the Stockholders have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders, the Company and Parent hereby agree as follows:

1.    Agreement to Vote the Covered Shares. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, each Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents, with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to), and not to withdraw or modify any such vote or consent with respect to, all of the Owned Shares and any additional shares of Common Stock or other voting securities of the Company acquired by such Stockholder or its respective controlled Affiliates after the date hereof and prior to the Termination Date (as adjusted pursuant to Section 12, collectively, and together with the Owned Shares, the “Covered Shares”) as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.4(b) of the Merger Agreement, and (iii) the approval of any other proposal considered and voted upon by the Company Stockholders at any Company Stockholder Meeting necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in Sections 7.1 and 7.2 of the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Acquisition Proposal or any other proposal made in opposition to or in competition with, or which is inconsistent with, the Merger Agreement or the transactions contemplated thereby, (iii) any recapitalization, reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (iv) any other action, agreement or proposal which would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement (clauses (a) and (b) collectively, the “Supported Matters”). Each Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1) so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at each such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum at each such meeting. For the avoidance of doubt, except with respect to the Supported Matters, the Stockholders do not have any obligation to vote the Covered Shares in any particular manner and, with respect to matters other than the Supported Matters, the Stockholders shall be entitled to vote the Covered Shares in its sole discretion.

2.    Sponsor Shares.

2.1.    Contribution and Exchange. On the terms set forth herein and subject to Section 2.2, Section 2.3, Section 2.4 and Section 2.5:

(a)    Each Stockholder agrees and covenants to Parent that it will, at the Exchange Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Topco all of the Sponsor Shares, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Sponsor Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, in exchange for the issuance by Topco to such Stockholder of, at the Exchange Time, the Exchange Shares (the “Exchange”). No Sponsor Topco Shares issued in connection with the Merger shall be issued at a lower price per share than the Sponsor Topco Shares issued in the Exchange.

Each Stockholder acknowledges and agrees that, from and after the Exchange, except as set forth in Section 2.2, such Stockholder shall have no right, title or interest in or to the Sponsor Shares, other than the right to receive the Exchange Shares.

(b)    Immediately after the Exchange, at the Effective Time, Topco hereby contributes, assigns, transfers, conveys and delivers to Parent all of the Sponsor Shares, free and clear of any and all liens (including any restriction on the right to vote, sell or otherwise dispose of the Sponsor Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, in exchange for the issuance by Parent to Topco of equity interests in Parent.

2.2.    Conditions to Exchange. The obligations of each Stockholder to consummate the Exchange at the Exchange Time are subject to the satisfaction (or waiver by such Stockholder in writing) of the following conditions:

(a)    (i) The satisfaction, or written waiver (to the extent permitted) by Parent, of all conditions to the obligations of the Buyer Parties to consummate the Merger and the transactions contemplated by the Merger Agreement that are to occur on the Closing Date as set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver by Parent (to the extent permitted thereunder) of such conditions), (ii) the contemporaneous funding of the Debt Financing, at the Closing and (iii) the contemporaneous consummation of the Merger at the Effective Time;

The representations and warranties made by Parent in Section 8.1 through Section 8.5 of this Agreement shall be true and correct as of the Exchange Time as if made at and as of the Exchange Time, except for such failures to be true and correct as would not reasonably be expected to prevent or materially impair or materially delay the consummation of the Exchange on the terms set forth herein; and

(b)    No law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Exchange.

2.3.    Failure to Consummate the Merger. In the event that after the Exchange the Merger fails to be consummated for any reason whatsoever and the Merger Agreement is terminated in accordance with its terms, the parties hereto agree that, concurrently with such termination of the Merger Agreement, automatically and without any further action of the parties hereto, Parent shall assign, transfer, convey and deliver to Topco and Topco shall assign, transfer, convey and deliver the Stockholders the Sponsor Shares and the Stockholders shall assign, transfer, convey and deliver to Topco the Exchange Shares issued to the Stockholders. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that such assignments, transfers, conveyances and deliveries have occurred and been made effective.

2.4.    Tax Treatment. Topco shall be, or shall elect to be treated as, a domestic corporation for U.S. federal, and applicable state and local, income tax purposes. Topco, Parent and the Stockholders intend that, for U.S. federal (and applicable state and local) income tax purposes, the Exchange and the Other Sponsor Stockholder Contributions be treated as a transaction described in Section 351(a) of the Code, pursuant to which the Stockholders and the Other Sponsor Stockholders will receive equity interests of Topco consisting of “control” within the meaning of Section 368(c) of the Code (the “Intended Tax Treatment”). The Stockholders, the Company, Parent and Topco shall prepare and file (and shall cooperate in the preparation and filing of, as reasonably requested) all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

2.5.    Termination. Parent shall not be permitted to terminate its obligations under this Section 2 without the written consent of the Stockholders (it being understood that this Section 2 shall also be terminated upon any termination of this Agreement, including pursuant to Section 3).

3.    Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any modification, waiver or amendment to any provision of the Merger Agreement that is effected without the Stockholders’ prior written consent and that (x) reduces the Per Share Price or changes the form of consideration being offered to Company Stockholders under the Merger Agreement, imposes any non-immaterial conditions, requirements or restrictions on any Stockholder’s right to receive the cash consideration payable to such Stockholder with respect to shares of Common Stock owned by such Stockholder (other than the Sponsor Shares) pursuant to the Merger Agreement or that materially delays the timing of any such payment, or (y) otherwise adversely affects the Sponsor Shares (or the Stockholders solely in their capacity as the holders of Sponsor Shares) in any material respect (the earliest such date set forth in clauses (i) through (iv), the “Termination Date”); provided that the provisions set forth in Section 2.3 and Sections 15 through 25 hereof shall survive the termination of this Agreement; provided, further, that, subject to Section

8.3(f)(i) of the Merger Agreement, the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful and Material Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching party with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have known, based on reasonable due inquiry) that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

4.    Certain Covenants.

4.1.    Transfers. Beginning on the date hereof until the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement, (a) such Stockholder shall not, and shall direct its Affiliates and their respective Representatives not to, directly or indirectly, (i) tender any Covered Shares into any tender or exchange offer, (ii) offer, sell, transfer, assign, exchange, pledge, hypothecate, hedge, gift, loan, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement, or (iv) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 4.1 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, any Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable law, to (A) such Stockholder’s Affiliates or (B) to any custodian or nominee for the purpose of the Covered Shares for the account of such Stockholder; provided, that, prior to and as a condition to the effectiveness of such Transfer contemplated by the foregoing clause (A), each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such Affiliate shall be bound by all of the terms and provisions hereof in which case such Affiliate shall be deemed a Stockholder hereunder, and the transferor shall remain liable for all of its obligations hereunder. From the date hereof until the Exchange Time, subject to the immediately preceding sentence, the Stockholders shall retain all of the Sponsor Shares.

4.2.    Regulatory Matters.

(a)    Subject to Section 4.2(c), each Stockholder shall, and shall use reasonable best efforts to cause its Affiliates to, use their respective reasonable best efforts, consistent with the time frames set forth in Section 6.1 and 6.2 of the Merger Agreement, to supply and provide information that, to such Stockholder’s knowledge, is complete and accurate in all material respects to any Governmental Authority requesting such information in connection with filings or notifications under, or relating to, applicable laws (collectively, the “Regulatory Filings”) that are required or advisable as a result of, or pursuant to, the Merger Agreement and the related financings and transactions, including information required or requested to be provided to any antitrust, financial or national security regulatory authorities in connection with any approvals reasonably sought in connection with the consummation of the Merger (collectively, the “Regulatory Disclosures”). Notwithstanding anything to the contrary herein, the Stockholders may designate any Regulatory Disclosures that contain sensitive, legally privileged, or confidential information in respect of the Stockholders or any of their Affiliates as exclusive to the Stockholders and the Stockholders may provide that any such sensitive, legally privileged, or confidential information may only be provided on a counsel-only basis or directly to the applicable Governmental Authority requesting such information. No Stockholder shall make any filings, or notifications in connection with the Merger pursuant to any Antitrust Laws without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned). Parent or the Company will not file any Regulatory Filings that contain information with respect to the Stockholders or their Affiliates without first providing the Stockholders and their counsel a reasonable opportunity to review and comment thereon, and will give good faith consideration to all reasonable additions, deletions or changes suggested by the Stockholders and their counsel.

(b)    Each Stockholder represents, warrants and covenants to Parent and to the Company that, to such Stockholder’s knowledge: (i) none of the information supplied in writing by such Stockholder specifically for inclusion or incorporation by reference in the Regulatory Disclosures will contain a material misstatement of fact or a material omission of fact necessary to make the information provided not misleading and (ii) such Stockholder does not and will not permit any entity under the “control” (defined in Section 721 of the Defense Production Act, as amended, including all implanting regulations thereof) of a People’s Republic of China national, or any entity under the “control” of a Russian Federation national, to obtain through any Affiliate, control with respect to the Company.

The Stockholders shall (i) promptly notify the other parties of any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other party in relation to) any proposed draft notifications, formal notifications (provided, however, that filings made under the HSR Act need not be shared), filing, submission or other written substantive communication made in connection with the Merger to a Governmental Authority; and (ii) not independently participate in any meeting (whether in person, by telephone or videoconference) with or before any Governmental Authority in respect of the Merger without giving the other party reasonable prior notice of such meeting and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, the Stockholders may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that the Stockholders may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with the other parties on an “outside counsel” only basis.

(c)    Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the provisions of this Agreement shall be construed as requiring the Stockholders to (i) make available to Parent or any other Person any of its internal investment committee materials or analyses or, other than Regulatory Disclosures, any information which the Stockholders consider to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality; and (ii) with respect to any Regulatory Disclosures, provide, or cause to be provided or agree or commit to provide information where the sharing of such information as contemplated would be prohibited by laws applicable to the Stockholders or their Affiliates or any judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition applicable to or imposed upon it or its Affiliates.

5.    Proxy Statement; Schedule 13e-3 and Schedules 13D and 13G.

(a)    Promptly (but in no event later than 30 days) after the execution of the Merger Agreement, the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements thereto, the “Proxy Statement”). The Company, Parent and the Stockholders shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the Merger and the other transactions contemplated by the Merger Agreement. The Stockholders shall promptly provide information reasonably requested by the Company or Parent in connection with the preparation of the Schedule 13e-3. To the knowledge of the Stockholders, the information supplied by the Stockholders for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Parent Filings will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Promptly after the execution and delivery of this Agreement, Parent and the Stockholders shall cooperate to prepare and file with the SEC any required disclosure statements on Schedule 13D or Schedule 13G or any amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13D/G Filings”) relating to the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby (including the Merger). The Company will not file the Proxy Statement with the SEC without first providing the Stockholders and their counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions, modifications or changes suggested by the Stockholders or their counsel. The Company and Parent shall (i) provide the Stockholders and their counsel a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholders, their counsel and its other Representatives. Parent and the Stockholders shall (i) provide each other, the Company and their respective counsels a reasonable opportunity to review drafts of all Schedule 13D/G Filings prior to filing any Schedule 13D/G Filing with respect to the Company with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other parties, the Company, their respective counsels and their respective Representatives, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Parent or the Stockholders, as applicable, from amending any such Schedule 13D/G Filings.

(b)    Assistance. The Company, Parent and the Stockholders will use their respective reasonable best efforts to furnish all information concerning such party and its controlled Affiliates to the other parties that is reasonably necessary for the preparation and filing of the Proxy Statement, the Schedule 13e-3 and all Schedule 13D/G Filings, and provide such other party assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and cooperate with the other party in the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 and all Schedule 13D/G Filings and the resolution of any comments to either received from the SEC.

6.    Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and the Company as follows:

6.1.    Due Authority. Such Stockholder is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

6.2.    No Conflict. The execution and delivery of, compliance with and performance of this Agreement by such Stockholder do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (i), (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair in any material respect the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

6.3.    Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this

Agreement or the consummation by such Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act, (c) the applicable rules and regulations of the SEC or any applicable stock exchange or (d) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

6.4.    Ownership of the Owned Shares. Such Stockholder is, as of the date hereof, the record and beneficial owner of the Owned Shares, all of which are free and clear of any and all liens, other than those (i) created by this Agreement or (ii) arising under applicable securities laws. Such Stockholder has the full legal right, power and authority to deliver the Sponsor Shares to Parent pursuant to Section 2. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares. Such Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. As of the date hereof, except as contemplated by this Agreement, such Stockholder has not entered into any agreement to Transfer any Owned Shares and no person has a right to acquire any of the Owned Shares held by such Stockholder.

6.5.    Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of its Affiliates (other than the Company and its Subsidiaries) that would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Agreement.

6.6.    Investment. The Exchange Shares to be acquired by such Stockholder pursuant to this Agreement will be acquired for such Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable state securities laws. Such Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the SEC. Such Stockholder is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Exchange Shares. Such Stockholder is able to bear the economic risk of its investment in the Exchange Shares for an indefinite period of time because the Exchange Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Exchange Shares and has had access to such other information concerning Parent as such Stockholder has requested.

6.7.    Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

7.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders and Parent as follows:

7.1.    Due Authority. The Company is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. The Company has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the Company Board (acting on the recommendation of the Special Committee) and the Special Committee) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate action by the Company or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

7.2.    No Conflict. The execution and delivery of, compliance with and performance by the Company of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

8.    Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders and (other than in the case of Section 8.5) the Company as follows:

8.1.    Due Authority. Parent is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Parent has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

8.2.    No Conflict. The execution and delivery of, compliance with and performance by Parent of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent and any of its Subsidiaries are entitled, under any Contract binding upon Parent or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Parent of its obligations under this Agreement.

8.3.    Consents. No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit, impair or delay the consummation of the Merger or the performance by Parent of its obligations under this Agreement.

8.4.    Absence of Litigation As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

8.5.    Capitalization of Topco and Parent; Exchange Shares.

(a)    Except as otherwise consented to in writing by the Stockholders (such consent not to be unreasonably withheld, conditioned or delayed), at and immediately after the Exchange Time, (x) the Exchange Shares issued pursuant to Section 2.1(a) and (y) the equity interests of Topco to be issued to the Other Sponsor Stockholders pursuant to the Other Sponsor Stockholders’ Support Agreement shall be all of the equity interests of Topco outstanding at and immediately after the Exchange Time.

Except as contemplated by the Merger Agreement, this Agreement, the Other Sponsor Stockholders’ Support Agreement or otherwise agreed to by the parties hereto,

at and immediately after the Exchange Time, there shall be no (i) options, warrants, or other rights to acquire share capital of Topco or Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Topco or Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

(b)    Merger Sub is directly wholly owned by Parent.

Parent is directly wholly owned by Topco.

(c)    At the Exchange Time, the Exchange Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all liens, other than restrictions arising under applicable securities laws or the organizational documents of Topco.

None of Topco, Parent or Merger Sub has engaged in any business activities or has incurred any liabilities or obligations other than with respect to their formation, their capitalization (including with respect to the potential incurrence of debt financing) or as contemplated by the Guarantees, this Agreement, the Merger Agreement and the other documents and transactions contemplated thereby.

9.    Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of any Stockholder or any of its Affiliates or Representatives who is a director or officer of the Company or any of the Company’s subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its affiliates, including the exercise of fiduciary duties to the Company or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

10.      Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements in Section 11, which shall survive the Effective Time in accordance with their terms, the representations, warranties and covenants contained herein shall not survive the Effective Time.

11.      Waiver of Appraisal and Dissenter Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of applicable law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Covered Shares with respect to the Merger and the transactions contemplated by the Merger Agreement. Without limiting any rights or remedies of the Stockholders, their Affiliates or Representatives under the Merger Agreement, this Agreement, the Guarantees or the Company Stockholders Agreement, each Stockholder, its Affiliates and their respective Representatives agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Legal Proceeding, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any Legal Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board or the Special Committee in connection with the Merger Agreement, the Merger or the other transactions contemplated thereby. Each Stockholder hereby irrevocably consents to the Merger and the transactions contemplated by the Merger Agreement for purposes of Section 5 of the Stockholders Agreement, dated October 28, 2021, among the Company, the Stockholders and the Other Sponsor Stockholders (as amended, supplemented or modified from time to time, the “Existing Stockholders Agreement”). The Stockholders and the Company agree that, with respect to the Stockholders, the Existing Stockholders Agreement is hereby terminated (other than with respect to any provisions thereof that purport to survive such termination, including any such provisions with respect to indemnification, which shall survive such termination) effective as of the Effective Time.

12.      Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock”, “Covered Shares”, “Sponsor Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13.      Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

14.      Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email. In each case, the intended recipient is set forth below:

(a)    if to the Buyer Parties to:

General Atlantic Service Company, L.P.
55 East 52nd Street, 32nd Floor
New York, New York 10055
Attention:	Gordon Cruess
Email:	gcruess@generalatlantic.com

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn:	Matthew W. Abbott Cullen L. Sinclair
Email:	mabbott@paulweiss.com csinclair@paulweiss.com

and

Stone Point Capital LLC
20 Horseneck Lane
Greenwich, Connecticut 06830
Attention:	Stephen Levey
Email:	slevey@stonepoint.com

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:	Elizabeth A. Cooper Mark C. Viera
Email:	ecooper@stblaw.com mark.viera@stblaw.com

(b)    if to the Company (prior to the Effective Time) to:

HireRight Holdings Corporation
100 Centerview Drive, Suite 300
Nashville, Tennessee 37214
Attention:	Brian Copple
Email:	brian.copple@hireright.com

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	John D. Amorosi H. Oliver Smith
Email:	john.amorosi@davispolk.com oliver.smith@davispolk.com

15.      Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law in this Agreement shall mean such law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). For purposes of this Agreement, no portfolio company (as such term is commonly understood in the private equity industry) or investment of Stone Point or of any investment funds or investment vehicles affiliated with, or managed or advised by, Stone Point, in each case, other than the Stone Point Controlled Portfolio Companies (collectively, the “Excluded Affiliates”), shall be deemed to be an Affiliate of the Stockholders; provided that the Excluded Affiliates shall be deemed to be Affiliates of the Stockholders solely for purposes of the definition of “Non-Recourse Party”.

16.      Entire Agreement. This Agreement (along with the documents referenced herein and any other agreement entered into in connection herewith by any of the parties hereto) and the Merger Agreement collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

17.      No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.      Governing Law; Waiver of Jury Trial. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 14 or in such other manner as may be permitted by applicable law, but nothing in this Section 18 will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen

Courts in the event that any dispute or controversy arises out of or relates to this Agreement; (iii) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

19.      Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement (including those set forth in Section 2.1(a)) may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

20.      Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof and without bond or other security being required, (b) if any party hereto is seeking injunctive relief, specific performance or other equitable relief pursuant hereto, the other parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholders would have entered into this Agreement. Notwithstanding the foregoing, nothing herein shall in any way limit a party’s right to pursue a claim for monetary damages arising out of a breach of this Agreement.

21.      Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability to any Stockholder, Parent or the Company for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

22.      Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

23.      Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

24.      Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

25.      No Presumption Against Drafting Party. The Company, Parent and the Stockholders acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

26.      Special Committee Approval. Notwithstanding any provision to the contrary, no amendment or waiver of any provision of this Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Special Committee. The Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholders.

27.      No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Special Committee has recommended to the Company Board for approval, and the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the DGCL, the Charter, the Bylaws or any similar organization document of the Company (including Article NINE of the Charter), the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement, including the Merger, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed and delivered by all parties hereto.

28.      No Ownership Interest. Except as expressly provided in Section 2 with respect to the Sponsor Shares, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TRIDENT VII, L.P.
By: Trident Capital VII, L.P., its general partner By: DW Trident GP, LLC, a general partner

By:	/s/ Stephen Levey
Name:	Stephen Levey
Title:	Vice President

Address: c/o Stone Point Capital LLC 20 Horseneck Lane, Greenwich, Connecticut 06830 Attention: Stephen Levey Email: slevey@stonepoint.com

TRIDENT VII PARALLEL FUND, L.P. By: Trident Capital VII, L.P., its general partner By: DW Trident GP, LLC, a general partner

By:	/s/ Stephen Levey
Name:	Stephen Levey
Title:	Vice President

Address: c/o Stone Point Capital LLC 20 Horseneck Lane, Greenwich, Connecticut 06830 Attention: Stephen Levey Email: slevey@stonepoint.com

TRIDENT VII DE PARALLEL FUND, L.P. By: Trident Capital VII, L.P., its general partner By: DW Trident GP, LLC, a general partner

By:	/s/ Stephen Levey
Name:	Stephen Levey
Title:	Vice President

Address: c/o Stone Point Capital LLC 20 Horseneck Lane, Greenwich, Connecticut 06830 Attention: Stephen Levey Email: slevey@stonepoint.com

[Signature Page to Support Agreement]

TRIDENT VII PROFESSIONALS FUND, L.P. By: Stone Point GP Ltd., its general partner

By:	/s/ Stephen Levey
Name:	Stephen Levey
Title:	Vice President

Address: c/o Stone Point Capital LLC 20 Horseneck Lane, Greenwich, Connecticut 06830 Attention: Stephen Levey Email: slevey@stonepoint.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

HEARTS PARENT, LLC

By:	/s/ Rene Kern
	Name:	Rene Kern
	Title:	President

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

HIRERIGHT HOLDINGS CORPORATION

By:	/s/ Lisa L. Troe
	Name:	Lisa L. Troe
	Title:	Chair of the Special Committee of the Board of Directors of HireRight Holdings Corporation, on behalf of HireRight Holdings Corporation

[Signature Page to Support Agreement]

Exhibit A

Owned Shares

Stockholder	Owned Shares
Trident VII, L.P.	11,959,030
Trident VII Parallel Fund, L.P.	5,814,235
Trident VII DE Parallel Fund, L.P.	100,067
Trident VII Professionals Fund, L.P.	590,065